Exhibit 5.1

[Letterhead of Lowenstein Sandler LLP]

October 1, 2015

CytoDyn Inc.

1111 Main Street, Suite 660

Vancouver, WA 98660

Re:	Registration Statement on Form S-1 (File No. 333-206896)

We have acted as counsel to CytoDyn Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1 (File No. 333-206896) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and sale by the selling stockholders identified therein of up to 17,861,210 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). Such shares of Common Stock consist of:

(i)	11,188,916 shares of Common Stock (the “Outstanding Shares”), which are currently issued and outstanding;

(ii)	6,614,921 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of certain warrants to purchase Common Stock (the “Warrants”) named in the Registration Statement, which are currently issued and outstanding;

(iii)	up to 57,373 shares of Common Stock (the “Note Shares”) issuable upon conversion of the Company’s May 2015 Notes (as defined in the Registration Statement), which are currently issued and outstanding.

In connection with rendering this opinion, we have examined:

(a)	the Certificate of Incorporation of the Company;

(b)	the Bylaws of the Company;

(c)	the Agreement and Plan of Merger, dated July 6, 2015, between the Company and CytoDyn Inc., a Colorado Corporation;

(d)	the forms of Warrants;

(e)	the Offer to Exchange and form of Election Form relating to the Exchange Offer (as defined in the Registration Statement;

(f)	the form of May 2015 Notes;

(g)	the Company’s Registration Statement on Form S-1 (File No. 333-204802), as amended; and

(h)	such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity of original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.	the Outstanding Shares are duly authorized, validly issued, fully paid and non-assessable;

2.	when issued in accordance with the terms of the respective Warrants, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable; and

3.	when issued in accordance with the terms of the May 2015 Notes, the Note Shares will be duly authorized, validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of a copy of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Lowenstein Sandler LLP

Lowenstein Sandler LLP